FIRST Amendment to the
Distribution Agreement

THIS AMENDMENT dated June 17, 2021 to the DISTRIBUTION AGREEMENT (“Agreement”) dated May 31, 2017 is by and between FORESIDE FUND SERVICES, LLC (the “Distributor”) and MANAGED PORTFOLIO SERIES (“Fund Company”), on behalf of the Funds listed in Exhibit A.
RECITALS
WHEREAS, the parties have previously entered into the Agreement; and
WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the parties;
WHEREAS, the parties desire to add two new series of the Trust to the Agreement;
NOW, THEREFORE, the parties agree as follows:
1.Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of the Friess Brandywine Fund and Friess Brandywine Blue Fund.
2.    Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
3.    This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the date and year first written above.

FORESIDE FUND SERVICES, LLC	MANAGED PORTFOLIO SERIES
on behalf of Friess Small Cap Growth Fund, Friess Brandywine Fund and Friess Brandywine Blue Fund
By: /s/ Mark Fairbanks	By: /s/ Brian Wiedmeyer
Mark Fairbanks, Vice President	Name: Brian Wiedmeyer
Title: President

DISTRIBUTION AGREEMENT

EXHIBIT A

Effective June 17, 2021

Fund Names

Friess Small Cap Growth Fund
Friess Brandywine Fund
Friess Brandywine Blue Fund